Vitalware Overview & Strategic Rationale for Acquisition • Offers a revenue workflow optimization and analytics SaaS technology solution • Flagship offering is a best-in-KLAS Chargemaster workflow solution • Also offers newer product suites in: - Revenue Integrity to capture lost revenue Overview - Price Transparency to support compliance with expanding pricing transparency regulation • Founded in 2011; based in Yakima, WA • Strategic anchor technology in the revenue space to expand our CFO value proposition • DOS will further enhance analytics insights by integrating charge and revenue data with claims, cost, and quality data • Flagship offering is a best-in-KLAS Chargemaster workflow solution that solves a complex regulatory and billing function Strategic - Taking meaningful market share from competitors • Meaningful upsell opportunity with newer product suites in Revenue Integrity and Price Rationale Transparency • Vitalware currently integrates billing, claims, pharmacy, and supply data, leveraging its robust pre- built rules-based content • Compelling financial profile • Strong cultural alignment © 2020 Health Catalyst 1 Proprietary and Confidential

Transaction Overview & Vitalware Financial Profile Transaction Financial Profile Overview • +90% recurring SaaS • Historical and projected technology revenue operating leverage • $120M purchase price: • ~$19M 2020E standalone full- • Timing of close and purchase - $70M in cash year recurring revenue with accounting impact of deferred 20%+ annual historical revenue write-down will impact - $50M in HCAT common revenue growth 2020 and 2021 GAAP revenue and EBITDA contribution. stock • 20%+ long term revenue growth target Additional details will be incorporated into guidance once - Potential earnout based • 150+ hospital and health the transaction is closed on ARR targets system customers, presenting cross-sell opportunity • Incremental to Health Catalyst • Estimated to close in Q3 TAM, primarily at the high- • 100%+ historical Dollar Based margin ‘Analytics Application’ or Q4 2020 Net Retention layer of our offering • ~75% gross margins • Adj. EBITDA breakeven © 2020 Health Catalyst 2 Proprietary and Confidential

# Health Catalyst Solution

© 2020 Health Catalyst
Proprietary and Confidential

## 3 Services Expertise: *Analytical, clinical, financial, and operational experts facilitate and accelerate measurable improvement*

Clinical, Financial, and Operational Domain Experts

Analysts, Data Scientists, and Data Engineers

Strategic Consulting · Readiness Assessment · Opportunity Analysis · Governance · Outcomes Improvement · Population Health · Training

## 2 Analytics Applications: *A robust set of applications, built on top of DOS, that generate meaningful insights for improvement*

### Foundational Software Applications

**Registries & Measures Authoring** (Population Builder)



**Benchmarking** (Touchstone™)



**Dashboards & Reporting** (Leading Wisely™)



### Domain-Specific Software Applications

**Activity-based Costing** (CORUS™)



**Patient Safety** (Patient Safety Monitor™)



**Care Management**



**Population Health Foundations**



**Quality and Regulatory Measures**



**EMR Embedded Insights** (Care Gap Closure)



**Revenue Improvement and Workflow Optimization**



### Tailored Analytics Accelerators

**Clinical** (Sepsis, Readmissions, Heart Failure, Joint Replacement, CLABSI, COPD, etc.)



**Financial** (Payment Model Analyzer, Financial Management, Revenue Cycle, Hierarchical Condition Categories, etc.)



**Operational** (Supply Chain, Patient Flow, Surgical Services, Labor Management, Practice Management, etc.)



## 1 The Data Operating System (DOS™): *A healthcare-specific, open, flexible, scalable platform for analytics, application development, and interoperability*

- Data Warehouse
- Source Connectors
- Cloud-based
- Reusable Data Logic
- Machine Learning
- Terminology Services
- Closed-Loop EMR Integration
- Text Processing
- Real-time Streaming & Interoperability
- Big Data